[Skadden, Arps Letterhead]


                                May 3, 2000




Alcoa Inc.
201 Isabella Street
Pittsburgh, Pennsylvania 15212-5858

Ladies and Gentlemen:

               We have acted as tax counsel to Alcoa Inc. ("Alcoa"), a Pennsylvania corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of August 18, 1999 (the "Merger Agreement"), among Alcoa, RLM Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of Alcoa ("Merger Sub") and Reynolds Metals Company, a Delaware corporation ("Reynolds"), and
(ii) the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on December 30, 1999, which includes the proxy statement of Reynolds and the prospectus of Alcoa (the "Proxy Statement/Prospectus"). At your request and pursuant to Section 6.2(a) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

              In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of Alcoa and the consent of Reynolds, upon statements, representations and covenants made by Alcoa, Reynolds and Merger Sub, including representations and covenants made to us by Alcoa and Reynolds in their respective certificates dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, and (iv) that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Pennsylvania.

               In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or
(ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue, incorrect or incomplete.

               Subject to the assumptions set forth above, and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "United States Federal Income Tax Consequences of the Merger" (the "Discussion"), in our opinion the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign or other tax consequences. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

              This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher & Flom LLP